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                   MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                         CERTIFIED PUBLIC ACCOUNTANTS
                              888 SEVENTH AVENUE
                           NEW YORK, NEW YORK 10106

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                              TEL: (212) 757-6400
                              FAX: (212) 757-6124




                        INDEPENDENT ACCOUNTANT'S REPORT
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To the Stockholders and Board of Directors
Carnegie International, Inc. and Subsidiaries

We have reviewed the accompanying consolidated balance sheet of Carnegie International, Inc. and Subsidiaries as of September 30, 2000, and the related statements of operations, comprehensive income (loss) and cash flows for the nine months then ended. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note (C) to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note (C). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1999, and the related consolidated statements of operations, comprehensive loss, stockholders equity, and cash flows for the year then ended (not presented herein); and in our report dated March 18, 2000, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1999 is fairly state in all material respects in relation to the consolidated balance sheet from which it has been derived.


                                   /s/ Merdinger, Fruchter, Rosen & Corso, P.C.
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                                   MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                   Certified Public Accountants



New York, New York
November 10, 2000